                            STOCK EXCHANGE AGREEMENT

                                     among

                    KR ACQUISITION, an Arkansas corporation

                                      and

                    KR INDUSTRIAL SERVICES OF ALABAMA, INC.




                            KEN and CAROLYN McDONALD
                                  Shareholders



                                 JUNE 27, 1996

                                   AGREEMENT

         This Agreement is made and entered into on this 27th day of June, 1996, by and between KR Acquisition, Inc. (the "Buyer"), an Arkansas corporation which is a wholly owned subsidiary of Exsorbet Industries, Inc., an Idaho corporation, Exsorbet Industries, Inc., an Idaho corporation (the "Guarantor"), KR Industrial Services of Alabama, Inc., an Alabama corporation (the "Target Corporation") and Ken McDonald and Carolyn McDonald and Mr. and Mrs. Kenneth Flatt, Jr. (collectively Ken McDonald, Carolyn McDonald, and Mr. and Mrs. Kenneth Flatt, Jr. will be called the "Sellers"). The Buyer and the Sellers are referred to collectively herein as the Parties.

         WHEREAS, the Sellers in the aggregate own all of the outstanding stock of all classes of the Target Corporation; and

         WHEREAS, the Buyer desires to buy from the Sellers all of the outstanding stock of all classes of the Target Corporation upon the terms and conditions stated herein; and

         WHEREAS, the Sellers desire to sell to the Buyer all of the outstanding stock of all classes of the Target Corporation upon the terms and conditions stated herein; and

         WHEREAS, each of the parties has made or undertaken certain promises, obligations, representations, and covenants, as defined below, all of which constitute the consideration for this Agreement;

         IT IS, THEREFORE, AGREED BY AND BETWEEN THE PARTIES AS FOLLOWS:

         1. Exchange of Shares of Stock.

         (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, each of the Sellers agrees to exchange all of his or her shares of stock of the Target Corporation with the Buyer, in consideration of the exchange of certain shares of stock of Exsorbet Industries, Inc., an Idaho corporation.

         (b) Sellers Own All Outstanding Stock. The Sellers covenant and warrant that they are the sole and exclusive direct owners of all of the outstanding stock of all classes of the Target Corporation and that no other person, persons, or entities are entitled to claim any interest whatsoever (whether direct, indirect, beneficially, by security interest, lien, mortgage, or otherwise) in any of the shares of stock of any class of the Target Corporation.

         (c) Stock. Contemporaneously with the execution of this Agreement, Sellers are receiving certificates collectively representing 545,338 shares of restricted common stock of Exsorbet Industries, Inc., an Idaho corporation. Sellers acknowledge receipt of such shares. Such shares of stock shall be in the joint name of Kenneth McDonald and Carolyn McDonald. Upon request, the share certificates will be reissued, at the expense of the Buyer, in the individual name of each Seller in such percentages of the total number of available and unencumbered shares as are





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desired.  For purposes of this Agreement, each share of restricted common stock will be treated as if it had a value of $3.8875.

         (d) Restricted Stock. All shares of stock issued pursuant to this Agreement shall be restricted by the rules and regulations of the United States Securities and Exchange Commission. Transfers of the shares shall be subject to Rule 144 of the United States Securities and Exchange Commission (contained at 17 CFR part 230). Unless and until the shares are registered, the shares of stock may not be sold, transferred, hypothecated, encumbered, assigned, or conveyed until after the expiration of two years from the date of issuance.
All shares of stock shall bear an appropriate restrictive legend specifying that the shares may not be transferred unless pursuant to an exemption from registration and subject to a satisfactory opinion of counsel. Such other restrictive legend language as is required by the transfer agent for Exsorbet Industries, Inc. may be included on the certificates.

         (e) Stock of the Target Corporation. Contemporaneously with the execution of this Agreement, the Sellers will deliver to the Buyer certificates representing all of the shares of stock of all classes of the Target Corporation. At such time, the Sellers shall execute such certificates and take such action as is required to transfer such shares of stock to Buyer. In the event that the Target Corporation utilizes the service of an agent for transfer of shares of certificates of the Target Corporation, the Sellers shall designate the name, address, and telephone number of such agent in a writing signed by Buyer and attached to this Agreement.

         (f) Debt Obligations. The Buyer shall be responsible for all disclosed liabilities of the Target Corporation, unless otherwise specified herein.

         (g) Guarantee of Obligations. Exsorbet Industries, Inc., the Guarantor, guarantees to insure that all obligations of the Buyer under the terms of this Agreement are met.

         (h) Other Documents. Contemporaneously with the execution of this Agreement, Buyer shall deliver to the Sellers all documents, certificates, and
exhibits as are specified herein.   At the same time, Sellers shall deliver to
the Buyers all documents, certificates, and exhibits as are specified herein. Each party warrants and represents the accuracy and truthfulness of all such documents.

    (i) Subsidiaries.  There are no subsidiaries of the Target Corporation.

         (j) Stock Registration.   The parties intend to provide for
registration of the shares of stock provided to the Sellers pursuant to this Agreement, with such registration being at the option of the Sellers. Despite the fact that registration may occur, Sellers agree not to transfer, convey, sell, or place for sale on any stock market or by any other source more than 181,779 shares of stock received during any one year period for the first three years following the execution of this Agreement. In order to provide for registration of the shares of stock, Exsorbet Industries, Inc. and KR Acquisition, Inc. shall:





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         (a) pay the costs and expenses (including attorney's fees and filing fees with the United States Securities & Exchange Commission) for filing a registration statement with the United States Securities & Exchange Commission;

         (b) provide such information as is requested by, or on behalf of, the Buyers to assist in effectuating the registration process;

         (c) cooperate in effectuating the registration process; and

         (d) provide legal counsel to prepare all documentation necessary to effectuate the registration process.


Exsorbet Industries, Inc. utilizes the services of the Baker & McKenzie Law Firm in Dallas, Texas as their securities attorneys. It is anticipated that such law firm will prepare the registration statement for filing with the United States Securities & Exchange Commission. The law firm preparing the registration statement will evaluate this transaction, determine the best type of registration process in consideration of all factual matters, and consult with the parties about the type of registration to occur. The Buyers will cooperate in the registration process, but will not incur any expense in registration of the shares of stock.

         2.  Representations.

         (a) Reliance. Neither Buyer nor the Sellers are relying upon any representation or information provided by any other party or signatory to this Agreement unless such representation or information is contained in a written document provided to the party relying upon such representation or information. However, Buyer and Guarantor are relying upon all information and documentation provided by Sellers in the due diligence inquiry conducted into this transaction by Buyer and Guarantor.

         (b) Representations of the Sellers. Each of the Sellers represents to the Buyer that the statements contained in this section are correct and complete as of the date of this Agreement.

         (i) Organization of Target Corporation. The Target Corporation is duly organized, validly existing, and in good standing under the laws of the State of Alabama. The Target Corporation is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Target Corporation. The Target Corporation has full corporate power and authority to carry on the businesses in which it is engaged and to use the properties used by it. No person other than the Sellers is either an officer or director of the Target Corporation.





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         (ii)  Capitalization. All of the shares of issued capital stock of the
         Target Corporation are issued in the names of the Sellers. The Target Corporation has not issued any type of stock other than common stock. All of the issued and outstanding shares of stock of the Target Corporation have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Sellers. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target Corporation to issue, sell, or otherwise cause to become outstanding any of its stock of any class. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target Corporation. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target Corporation. The Sellers directly own all of the issued and outstanding stock of all classes of the Target Corporation, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Sellers are not a party to any option, warrant, purchase right, or other contract or commitment that could require the Sellers to sell, transfer, or otherwise dispose of any stock of the Target Corporation (other than this Agreement). The Sellers are not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any stock of the Target Corporation.

         (iii) Authorization of Transaction. The Sellers have full power and authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes valid and legally binding obligations of the Sellers, enforceable in accordance with its
         terms and conditions.   The Sellers need not give any notice to, make
         any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

         (iv) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller or the Target Corporation is subject; or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either Seller or the Target Corporation is a party or by which either Seller or the Target Corporation is bound or to which any of the assets of either Seller or the Target Corporation is subject.

         (v) Brokers' Fees. The Sellers have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions





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         contemplated by this Agreement for which the Buyer could become liable or obligated.

         (vi) Investment. The Sellers are acquiring the restricted common stock solely for their own account for investment purposes. They have had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the stock.

         (vii) Assets of the Target Corporation. The Target Corporation has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the most recent balance sheet or acquired after the date thereof, free and clear of all security interests, except for properties and assets disposed of in the ordinary course of business since the date of the most recent balance sheet. Sellers warrant that no other person or entity is entitled to claim a mortgage interest, security interest, or otherwise claim a right to possession of the real property utilized by the Target Corporation, except for first mortgage owners and true owners of the buildings utilized. The buildings, machinery, equipment, and other tangible assets that the Target Corporation own and lease are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in reasonably good operating condition and repair (subject to normal wear and tear).

         (viii) There are no pending or, to the knowledge of any of the Sellers and the directors and officers of the Target Corporation, threatened condemnation proceedings, lawsuits, or administrative actions relating to the real property utilized by either Target Corporation. All real property improvements utilized by the Target Corporation have received all required approvals of governmental authorities (including material licenses and permits) required in connection with the ownership or operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects.

         (ix) Agreement to Merge. In their capacity as directors of the Target Corporation, the Sellers agree to give their consent to merger of the Target Corporation in such form as is subsequently directed by the Board of Directors of Exsorbet Industries, Inc., provided that such merger shall not result in a merger of the Target Corporation with a corporation or entity other than Exsorbet Industries, Inc. or a wholly owned subsidiary of Exsorbet Industries, Inc.

         (x) Financial Statements. Attached hereto as Exhibit "A" are the following financial statements (collectively the "Financial Statements"): (i) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow for all periods through May 31, 1996; (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the three months ended March 31, 1996 for the Target Corporation. The Financial Statements (including the notes thereto) have





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         been prepared in accordance with generally accepted accounting principles in effect in the United States applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Target Corporation as of such dates and the results of operations of the Target Corporation for such periods; provided, however, that the most recent financial statements are subject to normal adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

         (xi) Events Subsequent to Most Recent Fiscal Year End. Since March 31, 1996, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Target Corporation taken as a whole. Without limiting the generality of the foregoing, since that date:

                 (a) the Target Corporation has not sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the ordinary course of business;

                 (b) the Target Corporation has not entered into any material agreement, contract, lease, or license outside the ordinary course of business;

                 (c) no person or entity has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which the Target Corporation is a party or by which any of them is bound;

                 (d) the Target Corporation has not imposed any security interest upon any of its assets, tangible or intangible;

                 (e) the Target Corporation has not made any material capital expenditures outside the ordinary course of business;

                 (f) the Target Corporation has not made any material capital investment in, or any material loan to, any other person outside the ordinary course of business;

                 (g) the Target Corporation has not created, incurred, assumed, or guaranteed indebtedness outside the ordinary course of business;

                 (h) the Target Corporation has not granted any license or sublicense of any material rights under or with respect to any "intellectual property." The term "intellectual property" as used herein refers to: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with





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                 all reissuances, continuations, continuations-in-part,
                 revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium);

                 (i) there has been no material change made or authorized in the charter or by-laws of any of the Target Corporation. (It is understood that a change in corporate records reflecting that the past corporate president has no authority to act on behalf of the Target Corporation is not material.);

                 (j) the Target Corporation has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                 (k) the Target Corporation has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                 (l) the Target Corporation has not experienced any material, damage, destruction, or loss (whether or not covered by insurance) to its property. (The provisions of this paragraph do not imply that the Target Corporation has not experienced depreciation with respect to certain assets.);

                 (m) the Target Corporation has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;





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                 (n) the Target Corporation has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement.

                 (o) the Target Corporation has not granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business.


                 (p) the Target Corporation has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan). However, a profit sharing plan is in existence and such action will be taken to assure that no vesting or interest is lost or diminished; and

                 (q) the Target Corporation has not made any other material change in employment terms for any of its directors, officers, and employees outside the ordinary course of business.

         (xii) Undisclosed Liabilities.   Sellers warrant and represent that
         the Target Corporation has not incurred any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (ii) liabilities which have arisen after the most recent fiscal month end in the ordinary course of business.

         (xiii) Legal Compliance. The Target Corporation has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Target Corporation.

         (xiv) Tax Matters.

                 (a) The Target Corporation has filed all income tax returns that it was required to file. All such income tax returns were correct and complete in all material respects. All income taxes owed by the Target Corporation (whether or not shown on any income tax





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                 return) have been paid.  The Target Corporation is not the beneficiary of any extension of time within which to file any Income Tax Return.

                 (b) Except as stated elsewhere, there is no material dispute or claim concerning any income tax liability of the Target Corporation either (A) claimed or raised by any authority in writing or (B) as to which any of the Sellers and the directors and officers of the Target Corporation has knowledge based upon personal contact with any agent of such authority.

                 (c) There have been no audits of the income tax returns of the Target Corporation by any federal, state, local, or foreign taxing authority. The Target Corporation has not been notified that it will be subject to an audit by any federal, state, local, or foreign taxing authority. The Target Corporation has not waived any statute of limitations in respect to income taxes or agreed to any extension of time with respect to an income tax assessment or deficiency.

                 (d) The Target Corporation has not filed a consent under Internal Revenue Code Section 341(f) concerning collapsible corporations. The Target Corporation has not made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Internal Revenue Code Section 280G. The Target Corporation has not been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(2) during the applicable period specified in Internal Revenue Code Section 897(c)(1)(A)(ii). The Target Corporation is not a party to any tax allocation or sharing
                 agreement.   The Target Corporation  (A) has not been a member
                 of an affiliated group filing a consolidated federal Income Tax Return and (B) has no liability for the taxes of any person or entity (other than the Target Corporation) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                 (e) The Target Corporation (A) did not, as of the most recent fiscal month end, exceed by any material amount the reserve for income tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (B) will not exceed by any material amount that reserve as adjusted for operations and transactions through date of





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                 this Agreement in accordance with the past custom and practice of the Target Corporation in filing its income tax returns.

         (xv) Intellectual Property.

                 (a) The Target Corporation has not interfered with, infringed upon, misappropriated, or violated any material "intellectual property" rights of third parties in any material respect, and none of the Sellers and the directors and officers of the Target Corporation has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Target Corporation must license or refrain from using any "intellectual property" rights of any third party). To the knowledge of any of the Sellers and the directors and officers of the Target Corporation, no third party has interfered with, infringed upon, misappropriated, or violated any material "intellectual property" rights of the Target Corporation in any material respect.

                 (b) No patent or registration has been issued to any of the Target Corporation with respect to any of its "intellectual property," and no application for a patent has been made for any such "intellectual property." No third party has been granted any right, license, or agreement to use any of the "intellectual property" of the Target Corporation. The Target Corporation possesses all right, title, and interest to all "intellectual property" used by it, without restriction by any contract, court order, or governmental authority.

         (xvi) Inventory. The inventory of the Target Corporation consists of raw materials and supplies, manufactured and processed parts, work in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the most recent balance sheet (rather than in any notes thereto) as adjusted for operations and transactions through the date of this Agreement in accordance with the past custom and practice of the Target Corporation.

         (xvii) Contracts. The Target Corporation will provide a complete list of all contracts and agreements to which it is a party within ten days from the date of this Agreement. The Target Corporation is not a party to any partnership or joint venture agreements, contract of indemnity, confidentiality agreement, stock option or purchase plan, stock appreciation plan, deferred compensation plan, severance plan, or any other plan for the benefit of employees, officers, or directors other than a safety plan, health insurance plan, or other plans disclosed during the period of due diligence inquiry by the Buyer and Guarantor. The Target Corporation is





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         not a party to any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Target Corporation, Buyer, or Guarantor. The Target Corporation is a party to a single factoring agreement with one single corporate entity.

         (xviii) Notes and Accounts Receivable.   The notes and accounts
         receivable of the Target Corporation are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject to the generally accepted or normal reserve for bad debts in accordance with the past custom and practice of the Target Corporation.

         (xix) Powers of Attorney. To the knowledge of either of the Sellers and the directors and officers of the Target Corporation, there are no material outstanding powers of attorney executed on behalf of the Target Corporation.

         (xx) Insurance. The Target Corporation has maintained adequate property, casualty, liability, and worker's compensation coverage. A list and copy of all such insurance policies will be provided within five days from the present date. Sellers warrant that all such policies are currently in full force and effect and will not expire, lapse, or be canceled within ten days from the present date. In the event that such policies shall expire, lapse, or be canceled within such time period, Sellers agree to provide at least three business days written notice in advance of such occurrence.

         (xxi) Litigation. The Target Corporation is: (i) not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;
         (ii) not a party or threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. However, the Target Corporation does have two outstanding workers compensation claims pending for which workers compensation insurance is in force and the workers compensation insurance carrier has been notified in writing, and Sellers and the Target Corporation have fully cooperated with the workers compensation insurance carrier and complied with all conditions of such insurance coverage.

         (xxii) Employees. To the knowledge of either of the Sellers and the directors and officers of the Target Corporation, no executive, key employee, or significant group of employees plans to terminate employment with the Target Corporation during the next 12 months. The Target Corporation is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other
         collective bargaining dispute within the past three years.   The
         Target Corporation has not committed any material unfair labor practice. None of the Sellers and the directors





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         and officers of the Target Corporation has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Target Corporation.

         (xxiii) Employee Benefits. Every employee benefit plan (and each related trust, insurance contract, or fund) of the Target Corporation complies in form and in operation in all material respects with the applicable requirements of the Employment Retirement Income Security Act of 1974 ("ERISA"), the Internal Revenue Code, and other applicable laws.

         (xxiv) Guaranties. The Target Corporation is not a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.

         (xxv) Environment, Health, and Safety.

                 (a) As used herein, the term "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                 (b) The Target Corporation (i) has complied with the Environmental, Health, and Safety Laws in all material respects (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any such failure to comply), (ii) has obtained and been in substantial compliance with all of the terms and conditions of all material permits, licenses, and other authorizations which are required under the Environmental, Health, and Safety Laws, and
                 (iii) has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in the Environmental, Health, and Safety Laws.

                 (c) All properties and equipment used in the business of the Target Corporation and its respective predecessors and subsidiaries have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-transdichloroethylene, dioxins, dibenzofurans, and extremely hazardous substances, except for exposure to such substances limited to periods of emergency response activity by the Target Corporation.

         (b) Representations of the Buyer. The Buyer represents to the Sellers that the statements contained in this section are correct and complete as of the date of this Agreement.

         (i) Organization of the Buyer. Exsorbet Industries, Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Idaho. KR Acquisition, Inc. is a wholly owned subsidiary of Exsorbet Industries, Inc. and is duly organized, validly existing, and in good standing under the laws of the State of Arkansas.

         (ii) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

         (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws.

         (iv) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

         (v) Investment. The Buyer is not acquiring the Target Shares with a view toward distribution or sale, and is acquiring such shares solely for business and investment purposes.

                 3. Covenants. The Parties agree as follows with respect to un the period after execution of this Agreement.

         (a) General. In case at any time after the execution of this Agreement, any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party unless such action was specifically required under the terms of this Agreement. The Sellers acknowledge and agree that from and after the date of execution of this Agreement the Buyer will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the Target Corporation.

         (b) Litigation Support. In the event and for so long as any signatory to this Agreement is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the execution of this Agreement involving the Target Corporation, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending person or entity.

         (c) Transition. Neither of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Target Corporation from maintaining the same business relationships with the Target Corporation after the date of this Agreement as it maintained with the Target Corporation prior to execution.

         (d) Confidentiality.     As used herein, the term "confidential
information" means any information concerning the businesses and affairs of the Target Corporation, the Buyer, and the Guarantor that is not already generally available to the public. Each of the Sellers will treat and hold as such all of the confidential information, refrain from using any of the confidential information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the confidential information which are in his or its possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any confidential information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this section. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any confidential information to any tribunal or else stand liable for contempt, that Seller may disclose the confidential information to the tribunal; provided, however, that the disclosing Seller shall use his or its reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the confidential information required to be disclosed as the Buyer shall designate.

         4. Remedies for Breaches of This Agreement.

         (a) Specific Indemnification Provisions for Benefit of the Buyer. Sellers shall indemnify and hold harmless the Buyer and Exsorbet Industries, Inc. for any debts and obligations known to the Sellers, or which should be known by Sellers through the use of reasonable accounting procedures, and which were not disclosed prior to closing. However, as far as contingent liabilities are concerned, indemnification shall be limited to contingent liabilities and obligations actually known by either of the Sellers and which were not disclosed. A contingent liability shall be considered to be known by the Sellers if the Sellers or Target Corporation had received written or oral notification of a claim, the likelihood of assertion of a claim, or of potential litigation prior to closing, or if the Sellers have actual knowledge that a claim is likely to be made against the Target Corporation.

         (b) General Indemnification Provisions for the Benefit of the Buyer. In the event either of the Sellers has misrepresented any matter contained herein, in accordance with the applicable state law definition of misrepresentation, then each of the Sellers agrees to indemnify the Buyer, its successors, the Target Corporation, and Exsorbet Industries, Inc. from and against the entirety of any monetary loss resulting from such misrepresentation or misrepresentations. However, Sellers shall not have any obligation to indemnify the Buyer from and against any monetary loss arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Sellers contained herein until such breach, or an aggregate of breaches, exceeds the sum of Ten Thousand Dollars ($10,000.00).

         (c) Indemnification Provisions for Benefit of the Sellers.

         (i) In the event the Buyer breaches any of its representations contained herein, in accordance with the applicable state law definition of misrepresentation, then the Buyer agrees to indemnify the Sellers from and against any monetary loss the Sellers, or either of them, may suffer as a result of such misrepresentation or misrepresentations.

         (ii) The Buyer shall indemnify the Sellers from any monetary loss that the Sellers, or either of them, may suffer as a result of any claim arising from their participation as an employee, agent, officer, or director of either of the Target Corporation for acts or omissions occurring prior to the execution of this Agreement. Provided however, the Buyer shall have no obligation to indemnify the Sellers, or either of them, for any monetary loss suffered as a result of a claim or threatened claim known to the Sellers, or either of them, at the date of execution of this Agreement but which was not disclosed on, or in an exhibit to, this Agreement.

                 (d) Matters Concerning Indemnity. In the event that either party becomes aware of any claim or threatened claim being made against such party for which any other party could ultimately be held liability, either directly or by virtue of the indemnity requirements of this Agreement, the party becoming aware of such claim or threatened claim shall immediately cause written notice of the claim or threatened claim to be given to all other parties. Any party which could ultimately be held liable, by virtue of the indemnity provisions of this Agreement, shall have the right to participate in the legal defense of the party against whom a claim or threatened claim has been made. No claim for indemnity shall be made which results from a settlement or consent judgment without the consent of the indemnifying party, which consent shall not be unreasonably withheld. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for misrepresentation, breach of contract, or any other cause of action which may exist.

         5. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

         6. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         7. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers.

         8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         9. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         10. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Sellers: Ken McDonald and Carolyn McDonald at the same address as is in existence for the Target Corporation unless otherwise directed in writing by either or both of such persons.

         If to the Buyer: Charles E. Chunn, Jr., 1401 South Waldron Road, Suite 201, Fort Smith, AR 72903 [or such other address as hereafter directed in writing].

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth. If necessary, Sellers may provide up to two addresses where notices must be delivered.

         11. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         12. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         13. Expenses. Each of the Parties and the Target Corporation will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Sellers agree that the Target Corporation has not borne and will not bear any of the Sellers costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

         14. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         15. Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                        KR ACQUISITION, INC.,
                                        an Arkansas corporation
                                        "Buyer"


                                        By:     /s/ Ed Schrader
                                             ----------------------------------
                                                Officer


                                        EXSORBET INDUSTRIES, INC.,
                                        an Idaho corporation
                                        "Guarantor"


                                        By:     /s/ Ed Schrader
                                             ----------------------------------
                                                   Officer


                                        KR INDUSTRIAL SERVICES OF ALABAMA, INC., an Alabama corporation
                                        "Target Corporation"


                                        By:      /s/ Ken McDonald
                                             ----------------------------------
                                               Officer


                                            /s/ Ken McDonald
                                        ---------------------------------------
                                        Ken McDonald - Seller


                                            /s/ Carolyn McDonald
                                        ---------------------------------------
                                        Carolyn McDonald - Seller


                                           /s/ Kenneth Flatt, Jr.
                                        ---------------------------------------
                                        Mr. Kenneth Flatt, Jr. - Seller


                                            /s/ Mrs. Kenneth Flatt, Jr.
                                        ---------------------------------------
                                        Mrs. Kenneth Flatt, Jr. - Seller